CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 33-87498 on Form N-1A of our report dated May 26, 2010, relating to the financial statements and financial highlights of the Institutional Money Market Fund of WB Capital Mutual Funds, Inc., appearing in the Annual Report on Form N-CSR of WB Capital Mutual Funds, Inc. for the year ended March 31, 2010, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

July 29, 2010